On April 25, 2003, the Sole Shareholder of Global Inflation-Indexed Hedged Portfolio of FFTW, in accordance with Article I, Section 10 of the By-Laws of the Fund and in lieu of a special meeting of shareholders, consented to a proposed modification of Global Inflation-Indexed Hedged's fundamental investment restriction with respect to concentration of investments. The modification permits Global Inflation-Indexed Hedged, under normal circumstances, to invest more than 25% of its total assets in securities issued by one or more of the following foreign governments: United Kingdom, France, Australia, Canada, New Zealand and Sweden (collectively, the "Government Group"). Except for securities issued by the Government Group or U.S. Government Securities, Global Inflation- Indexed Hedged may not invest more than 25% of its total assets in any industry or foreign government. If Global Inflation-Indexed Hedged invests more than 25% of its total assets in securities of a single issuer in the Government Group, the percentage of that issuer's securities in the Portfolio will not be more than fifteen percentage points higher than that issuer's weighting in the Barclay's Global Inflation-Linked Bond Index Hedged, the Portfolio's benchmark index, or any replacement benchmark index that is selected and approved by the Fund's Board of Directors. In the event that the Board of Directors seeks to replace the Portfolio's benchmark index, the Portfolio's shareholders will be given sixty (60) days' prior notice of the change.

Prior to the Sole Shareholder's consent to and approval of the proposed modification of Global Inflation-Indexed Hedged's fundamental investment restriction with respect to concentration of investments, the Board of Directors of the Fund concluded at a meeting held on February 25, 2003 that it was in the best interests of Global Inflation-Indexed Hedged and its Sole Shareholder to adopt such proposed modifications.

The   above-described   modification   of  Global   Inflation-Indexed   Hedged's
fundamental investment restriction with respect to concentration of investments went into effect on April 25, 2003.